UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 26, 2011

SOLANBRIDGE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	0-49632	98-0361151
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

11811 North Freeway, Suite 500, Houston , Texas	77060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 225-1372

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2011, Solanbridge Group Inc. (the “Company”) entered into a Purchase and Sale Agreement (the "Agreement") with Charles R. Shirley, Paul S. Minhas and David J. Dunworth (collectively, the “Sellers”).  Under the terms of the Agreement, the Company, through its subsidiary Solanbridge Capital, Inc., purchased 5122 Blacksmith Drive, Memphis, Shelby County, Tennessee 38127-2526 (the “Property”).  Pursuant to the Agreement, the Company purchased the Property from the Sellers for Forty Five Thousand Dollars ($45,000) to be paid at closing.

Prior to the date of the Agreement Mr. Minhas and Mr. Dunworth had no interaction, other than the negotiation of the Agreement with the Company.  Mr. Shirley is the Chief Executive Officer of the Company.  However, the Agreement was negotiated at arm’s length.

Item 3.02 Unregistered Sales of Equity Securities.

On January 26, 2011, the Company issued an advance of 200,000 shares of common stock, $0.001 par value per share (“Common Stock”) to Corbridge Group, Inc. (“Corbridge”), as a good faith assurance that the Company shall purchase the assets of EIT Telecom, Inc., a subsidiary of Corbridge, once the complete terms have been finalized. In return, Corbridge shall not offer such assets for sale to any other party.

On March 2, 2011, the Company entered into a Drawdown Equity Financing Agreement (the “Drawdown Agreement”) with Auctus Private Equity Fund, LLC, Massachusetts corporation (“Auctus”), pursuant to which the Company may issue and sell to Auctus, from time to time, and Auctus shall purchase from the Company, up to Ten Million Dollars ($10,000,000) of the Common Stock.  Also pursuant to the Drawdown Agreement, the Company issued 160,000 shares of the Common Stock to Auctus as an origination fee.  Any capital raised pursuant to the Drawdown Agreement shall be used as working capital and may also be used for strategic acquisitions.

On July 19, 2011, the Company issued 500,000 shares of Common Stock to Mundial Financial Group, LLC for investment banking advisory services, pursuant to a non-exclusive financial advisory and investment banking services agreement, dated February 9, 2011.

On July 20, 2011, the Company issued 666,666 shares of Common Stock to John Beljean pursuant to a subscription agreement, by and between the Company and Mr. Beljean, dated July 20, 2011.  Such shares of Common Stock were purchased by Mr. Beljean for a purchase price of $20,000.  The proceeds from the sale were used for general corporate purposes.

On July 20, 2011, the Company issued 1,000,000 shares of Common Stock to Rosario Alaimo pursuant to a subscription agreement, by and between the Company and Ms. Alaimo, dated July 20, 2011.  Such shares of Common Stock were purchased by Ms. Alaimo for a purchase price of $30,000.  The proceeds from the sale were used for general corporate purposes.

On July 20, 2011, the Company issued 850,000 shares of Common Stock to Eventus Capital Inc. (“Eventus”) pursuant to a subscription agreement, by and between the Company and Eventus, dated July 20, 2011.  Such shares of Common Stock were purchased by Eventus for a purchase price of $25,500.  The proceeds from the sale were used for general corporate purposes.

Item 8.01 Other Events

On April 11, 2011, the change of the Company’s name from Solanex Management Inc. to Solanbridge Group, Inc. became effective with FINRA.

The Company is based in Houston, Texas.  The Company had an initial background in thermal technologies.  Thereafter, the Company broadened the scope of its activities to include the development, distribution, marketing and sales of alternative, renewable and waste to energy technologies.  The Company has now become a diversified holding company with additional material interests in real estate acquisition and management and also telecom equipment sales and installation.  The shares of Solanbridge Group, Inc. trade on the OTCBB under the stock symbol “SLNX”.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Purchase and Sale Agreement, dated May 26, 2011, by and among Solanbridge Group, Inc., Charles R. Shirley, Paul S. Minhas and David J. Dunworth.

10.2	Drawdown Equity Financing Agreement, dated March 2, 2011, by and between Solanbridge Group, Inc. and Auctus Private Equity Fund, LLC. (originally filed as an exhibit to Form 8-K, on March 9, 2011).

10.3	Non-Exclusive Financial Advisory and Investment Banking Services Agreement, by and between Solanbridge Group, Inc. and Mundial Financial Group, LLC, dated February 9, 2011.

10.4	Subscription Agreement, by and between Solanbridge Group, Inc. and John Beljean, dated July 20, 2011.

10.5	Subscription Agreement, by and between Solanbridge Group, Inc. and Rosario Alaimo, dated July 20, 2011.

10.6	Subscription Agreement, by and between Solanbridge Group, Inc. and Eventus Capital Inc, dated July 20, 2011.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOLANBRIDGE GROUP, INC.

Date: July 22, 2011	By:	/s/ Charles R. Shirley
Charles R. Shirley, CEO